Exhibit 15

ACCOUNTANT’S ACKNOWLEDGMENT

We acknowledge the incorporation by reference in the Registration Statement on Form S-3 (333-149238) and Form S-8 (333-149248) of Central Energy Partners LP of our report dated August 14, 2012, which appears on page 4 of the quarterly report on Form 10-Q for the quarter ended June 30, 2012.

/s/ MONGOMERY COSCIA GREILICH, LLP

Plano, Texas
August 14, 2012